Exhibit 10.7

ABBVIE INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

On this «Grant_Day» day of «Grant_Month», 201     (the “Grant Date”), AbbVie Inc. (the “Company”) hereby grants to «First Name» «MI» «Last Name» (the “Employee”) an Option (the “Option”) to purchase a total of «NQSOs» Shares, at the price of $«Option_Price» per Share (the “Exercise Price”), such price being not less than 100% of the Fair Market Value of the Shares on the Grant Date.

The Option is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, and the terms and conditions set forth in this Agreement.  In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Option granted to the Employee are as follows:

1.                                      Definitions.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)                                 Agreement:  This Non-Qualified Stock Option Agreement.

(b)                                 Change in Control Agreement: An Agreement Regarding Change in Control in effect between the Company (or the Surviving Entity) and the Employee.

(c)                                  Code of Business Conduct:  The Company’s Code of Business Conduct, as amended from time to time.

(d)                                 Controlled Group: AbbVie and any corporation, partnership and proprietorship under common control (as defined under the aggregation rules of Code Section 414 (b), (c), or (m)) with AbbVie.

(e)                                  Data:  Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(f)                                   Disability:  Sickness or accidental bodily injury, directly and independently of all other causes, that disables the Employee so that the Employee is completely prevented from performing all the duties of his or her occupation or employment.

(g)                                  Employee Agreement:  The Employee Agreement entered into by and between the Company and the Employee as it may be amended from time to time.

(h)                                 Employee’s Representative:  The Employee’s legal guardian or other legal representative.

(i)                                     Option:  The Non-Qualified Stock Option granted pursuant to this Agreement.

(j)                                    Program:  The AbbVie 2013 Incentive Stock Program.

(k)                                 Retirement:

(i)                                     Except as provided under (ii) or (iii) below, Retirement means either of the following:

•                                          age 55 with 10 years of service; or

•                                          age 65 with at least three years of service.

(ii)                                  For Employees who (A) are not covered by (iii) below and (B) transferred to the Company directly from Abbott Laboratories either as a result of the Company’s spin-off from Abbott Laboratories or during the period from January 1, 2013 through June 30, 2015 with the consent of each company’s head of human resources and were hired into the Abbott Laboratories controlled group prior to January 1, 2004, Retirement means any of the following:

•                                          age 50 with 10 years of service;

•                                          age 65 with at least three years of service; or

•                                          age 55 with an age and service combination of 70 points, where each year of age is one point and each year of service is one point.

(iii)                               For participants in the AbbVie Pension Plan for Former BASF and Former Solvay Employees, Retirement means either of the following:

•                                          age 55 with 10 years of service; or

•                                          age 65 with at least three years of service.

(iv)                              For purposes of calculating service under this Section 1(k), except as otherwise provided by the Committee or its delegate: (A) service is earned only if performed for a member of the Controlled Group while that Controlled Group member is a part of the Controlled Group; and (B) for Employees who transferred to the Company directly from Abbott Laboratories during the period from January 1, 2013 through June 30, 2015 either as a result of the Company’s spin-off from Abbott Laboratories or with the consent of each company’s head of human resources, service includes service with Abbott Laboratories that is counted for benefit calculation purposes under the AbbVie Pension Plan, the AbbVie Pension Plan for Former BASF and Former Solvay Employees, or another Company-sponsored pension plan, as applicable.

(l)                                     Termination:  A severance of employment for any reason (including Retirement) from the Company and all Subsidiaries.

2.                                      Term of Option.  Subject to Sections 5 and 7, the Employee may exercise all or a portion of the vested Option at any time prior to the 10th anniversary of the Grant Date (the “Expiration Date”); provided that the Option may be exercised with respect to whole Shares only.  In no event shall the Option be exercisable on or after the Expiration Date.  To the extent the Option is not exercised prior to the Expiration Date (or any earlier expiration of the Option pursuant to Sections 5 and 7), it shall be canceled and forfeited.

3.                                      Vesting.  The Option shall vest and become exercisable as follows:

(a)                                 on the first anniversary of the Grant Date, one-third of the total number of Shares may be purchased;

(b)                                 on the second anniversary of the Grant Date, two-thirds of the total number of Shares may be purchased; and

(c)                                  on the third anniversary of the Grant Date, the Option may be exercised in full.

The Option is not earned and the Employee has no right to purchase the underlying Shares until an event described above occurs.  The vesting described above is cumulative, so that at each vesting date an additional amount of Shares is available for purchase and remains available until the Option’s Expiration Date or such earlier date determined pursuant to Section 5 or 7 below.

4.                                      Exercise of the Option.  To the extent vested, the Option may be exercised in whole or in part as follows:

(a)                                 Who May Hold/Exercise the Option.

(i)                                     General Rule - Exercise by Employee Only.  During the lifetime of the Employee, the Option may be exercised only by the Employee or the Employee’s Representative.

(ii)                                  Death Exception.  If the Employee dies, then the Option may be exercised only by the executor or administrator of the estate of the Employee or the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.  Such person(s) shall furnish the appropriate tax clearances, proof of the right of such person(s) to exercise the Option, and other pertinent data as the Company may deem necessary.

(iii)                               Transferability.  Except as otherwise provided by the Committee or its delegate, the Option is not transferable other than by will or the laws of descent and distribution.  It may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process.  Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon such Option, shall be null and void.

(b)                                 Method of Exercise.  The Option may be exercised only by:

(i)                                     delivery to the designated employee or agent of the Company of a written, electronic, or telephonic notice of exercise, specifying the number of Shares with respect to which the Option is then being exercised, and payment of the full Exercise Price of the Shares being purchased in cash or with other Shares held by the Employee having a then Fair Market Value equal to the Exercise Price;

(ii)                                  delivery of a properly-executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the Exercise Price;

(iii)                               a combination of (i) and (ii) above; or

(iv)                              any other manner approved by the Committee from time to time.

Each method of exercise requires payment of the full amount of any federal, state, local or other applicable taxes which the Company believes are required to be withheld and paid with respect to such exercise, as described below.

(c)                                  Payment of Taxes.  The Employee may satisfy any federal, state, local or other applicable taxes arising from any transaction related to the exercise of the Option pursuant to this Agreement by:

(i)                                     tendering a cash payment;

(ii)                                  having the Company withhold Shares from the Option exercised to satisfy the minimum applicable withholding tax;

(iii)                               tendering Shares received in connection with the Option back to the Company; or

(iv)                              delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.

The Company shall have the right and is hereby authorized to withhold from the Shares transferable to the Employee upon any exercise of the Option or (to the extent permitted by applicable law, including without limitation Code Section 409A) from any other compensation or other amount owing to the Employee such amount as may be necessary in the opinion of the Company to satisfy all such tax and withholding obligations.

5.                                      Effect of Termination or Death on the Option.

(a)                                 Termination due to Retirement.  Subject to Section 7 below, in the event of Termination due to Retirement, then (regardless of any subsequent death of the Employee) the Option will continue to vest pursuant to Section 3, and the last date on which the Option may be exercised is the day prior to the Expiration Date.

(b)                                 Termination due to Disability.  Subject to Section 7 below, in the event of Termination due to Disability, then (regardless of any subsequent death of the Employee) the Option will continue to vest pursuant to Section 3, and the last date on which the Option may be exercised is the day prior to the Expiration Date.

(c)                                  Termination due to Death of the Employee.  In the event of the death of the Employee during employment, the Option will continue to vest pursuant to Section 3, and the last date on which the Option may be exercised is the day prior to the Expiration Date.

(d)                                 Termination for Reason Other than under Subsection 5(a), (b) or (c) or Section 6.

(i)                                     Options Granted Within Nine Months of Termination.  Any Option granted less than nine months prior to a Termination for any reason other than those set forth in subsections 5(a), (b) or (c) or Section 6, shall be cancelled and forfeited immediately upon such Termination.

(ii)                                  Options Granted Nine Months or More Prior to Termination.  Subject to Section 6 below, an Option granted nine months or more prior to a Termination for any reason other than those set forth in subsections 5(a), (b) or (c) or Section 6, will continue to vest and shall be exercisable to the extent permitted by Section 3 for a three-month period after the Employee’s effective date of Termination, but in no event shall such Option be exercised on or after the Expiration Date.  In the event of the death of the Employee during the three-month period after the Employee’s effective date of Termination, the Option shall continue to vest and be exercisable for a three-month period measured from the date of death, but in no event shall such Option be exercised on or after the Expiration Date.

6.                                      Change in Control.  In the event of a Change in Control, the entity surviving such Change in Control or the ultimate parent thereof (referred to herein as the “Surviving Entity”) may assume, convert or replace this Option with an award of at least equal value and terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement.  If the Surviving Entity does not assume, convert or replace this Option, the Option shall vest on the date of the Change in Control.  If the Surviving Entity does assume, convert or replace this Option, then in the event the Employee’s Termination (a) occurs within the time period beginning six months immediately before a Change in Control and ending two years immediately following such Change in Control, and (b) was initiated by the Company (or the Surviving Entity) for a reason other than Cause (as defined in the applicable Change in Control Agreement) or was initiated by the Employee for Good Reason (as defined in the applicable Change in Control Agreement), the Option will become fully vested and exercisable as of the later of the date of the

Change in Control and the date of the Employee’s Termination.  The provisions of this Section 6 shall supersede Section 13(a)(i) of the Plan.

7.                                      Effect of Certain Bad Acts.  The Option shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee:

(a)                                 commits a material breach of the terms and conditions of the Employee’s employment, including, but not limited to:

(i)                                     material breach by the Employee of the Code of Business Conduct;

(ii)                                  material breach by the Employee of the Employee’s Employee Agreement;

(iii)                               commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(iv)                              wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(v)                                 failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(b)                                 to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

8.                                      No Right to Continued Employment.  This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)                                 form an employment contract or relationship with the Company or its Subsidiaries;

(b)                                 confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)                                  interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

9.                                      No Contract as of Right.  The grant of an Option under the Program does not create any contractual or other right to receive additional Options or other Program Benefits.  Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee.  Future Option grants, if any, and their terms and conditions, will be at the sole discretion of the Committee.

10.                               No Right to Compensation.  Neither this Option, Shares issued upon its exercise, any excess of market value over Exercise Price, nor any other rights, benefits, values or interest resulting from the granting of the Option shall be considered as compensation for purposes of any pension or retirement plan, insurance plan, investment or stock purchase plan, or any other employee benefit plan of the Company or any of its Subsidiaries.  Unless expressly provided by the Company in writing, any value associated with the Option is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

11.                               Data Privacy.

(a)                                 Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program.  The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program.  As such (where required under applicable law), the Employee:

(i)                                     voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)                                  authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)                                 Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)                                  The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program.  These recipients may be located throughout the world.

(d)                                 The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)                                     obtain confirmation as to the existence of the Data;

(ii)                                  verify the content, origin and accuracy of the Data;

(iii)                               request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)                              oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

12.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

13.                               Entire Agreement.  This Agreement and the Program constitute the entire agreement between the Employee and the Company regarding the Option and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Option.  Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

14.                               Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.

15.                               Compliance with Applicable Laws and Regulations.  The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

16.                               Code Section 409A.  The Option is intended to be exempt from the requirements of Code Section 409A.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that the Option is subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

Although this Agreement and the Benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the Benefits provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

17.                               Determinations.  Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.

18.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

19.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any state’s conflict of laws principles.

*              *              *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBVIE INC.

By
Richard A. Gonzalez
Chairman of the Board
and Chief Executive Officer